CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-239575 on Form N-2 of our report dated May 20, 2022, relating to the financial statements and financial highlights of BlackRock Private Investments Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended March 31, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 25, 2022